Cabot Corp. Reports Record $248 Million Income From Operations For Fiscal 2010

Fourth quarter EPS of $0.54, $0.66 adjusted EPS

BOSTON, Oct. 26 /PRNewswire-FirstCall/ -- Cabot Corporation (NYSE: CBT) today announced results for its fourth quarter and full fiscal year 2010.

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Key Highlights

  Four quarters of strong performance in fiscal 2010, yielding adjusted EPS of $3.04
  Volumes remain stable quarter on quarter with levels still 5 to 10% below the peak of 2008
  Supermetals and Specialty Fluids businesses deliver strong results in fiscal 2010
  New Business Segment reports full year revenues up 31%

(In millions, except per share amounts)	2010		2009
	Fourth	Full	Fourth	Full
	Quarter	Year	Quarter	Year

Net sales	$ 749	$ 2,893	$ 610	$ 2,243
Net earnings (loss) per share attributable to Cabot Corporation	$ 0.54	$ 2.35	$ (0.19)	$ (1.25)
Less: Net loss per share from discontinued operations	-	-	-	$ (0.01)
Less: Certain items per share	$ (0.12)	$ (0.69)	$ (0.47)	$ (1.37)
Adjusted earnings per share	$ 0.66	$ 3.04	$ 0.28	$ 0.13

Commenting on the results, Patrick Prevost, Cabot's President and CEO, stated, "We are pleased with our fourth quarter and full fiscal year financial results.  This is our fourth consecutive quarter of strong performance.  We ended the year with a record level of operating income and an outstanding return on invested capital of 14% on an adjusted basis.  Maintaining our strategic focus combined with successful execution of our restructuring initiatives and a solid rebound in end market demand contributed to the company's record performance."

Prevost continued, "We are benefiting from having rebased our fixed costs and from our investments in new efficient capacity, energy centers and yield technology.  Our pricing and business mix decisions have been highly disciplined and we have minimized the effect of the contract lag on our results.  Our broad geographic footprint and our leading positions in the fastest growing regions of the world are competitive advantages.  We have worked closely with our customers to maintain a reliable supply of high quality products.  We are making great strides toward our goal of being their preferred supplier of performance materials.  Our new business ventures continue to meet key milestones and contribute improved financial performance.  All of these factors have led to our success as we continue to position Cabot as a top tier global specialty chemicals company."

Financial Detail

For the fourth quarter of fiscal 2010, net income attributable to Cabot Corporation was $35 million ($0.54 per diluted common share) which includes the impact of discrete and other tax items as shown below.  Adjusted EPS was $0.66 per common share, excluding $0.12 per common share of charges from certain items principally related to restructuring.

(In millions, except per share amounts)	2010		2009
	Fourth	Full	Fourth	Full
	Quarter	Year	Quarter	Year

Adjusted EPS before discrete & other tax items	$ 0.67	$ 2.80	$ 0.31	$ (0.06)
Impact of discrete & other tax items	$ (0.01)	$ 0.24	$ (0.03)	$ 0.19
Adjusted earnings per share	$ 0.66	$ 3.04	$ 0.28	$ 0.13

Segment Results

Core Segment-  Fourth quarter fiscal 2010 profitability in the Rubber Blacks Business increased by $9 million when compared to the same quarter of fiscal 2009 driven by higher volumes and unit margins.  Globally, volumes increased by 4% versus the prior year's quarter from improvement in market demand and the benefit of increased capacity in China.  Unit margins benefited from a favorable product mix and our efforts to limit the effect of the contract lag.  Sequentially, profitability decreased by $13 million due to higher raw material and maintenance costs in the fourth quarter and 2% lower volumes.

Profitability in the Supermetals Business increased by $13 million compared to the same quarter of fiscal 2009. The improvement was driven by higher volumes from increased market demand, especially in the higher value products, and lower raw material costs. Sequentially, profit decreased by $2 million as the effects of higher volumes and higher pricing were more than offset by maintenance costs in the fourth quarter. The Supermetals Business generated $26 million and $77 million of cash on a constant currency basis in the fourth quarter and full year of fiscal 2010, respectively, from strong operating results and reduced working capital.

Performance Segment-  Fourth quarter fiscal 2010 profitability in the Performance Segment increased by $1 million when compared to the same quarter of fiscal 2009.  The increase was driven by higher volumes in the Performance Products Business and improved unit margins in the Fumed Metal Oxides Business.  Volumes increased by 2% in Performance Products when compared to the fourth quarter of fiscal 2009, while Fumed Metal Oxides volumes decreased by 1%.  Sequentially, segment profit decreased by $6 million due principally to an unfavorable LIFO effect.  Volumes in Fumed Metal Oxides increased by 7% when compared to the third quarter of fiscal 2010, while Performance Products volumes declined 3%.

Specialty Fluids Segment-  Profitability in the Specialty Fluids Segment for the fourth quarter of fiscal 2010 increased by $10 million when compared to the fourth quarter of fiscal 2009.  The increase was driven by higher volumes from a strong level of drilling activity in the North Sea and higher pricing.  Sequentially, profit increased by $3 million with the improvement driven by drilling activity in the North Sea.

New Business Segment-  Fourth quarter fiscal 2010 revenues in the New Business Segment increased by 26% ($5 million) when compared to the fourth quarter of fiscal 2009, and were equivalent to the third quarter of fiscal 2010.  The revenue increase relative to the same quarter last year was driven by higher volumes in Inkjet Colorants and commercial success in the oil and gas market for the Aerogel Business.  During the fourth quarter of fiscal 2010 the New Business Segment reported its third consecutive quarter of positive operating profit and ended fiscal 2010 with an $8 million improvement over the full year of fiscal 2009.

Cash Performance-  The Company ended the fourth quarter of fiscal 2010 with a cash balance of $388 million.  The strong cash balance is a result of robust operating results and a sequential reduction in working capital, principally from higher accounts payable balances.

Taxes-  During the fourth quarter of fiscal 2010, the Company recorded a tax provision of $16 million, for an overall tax rate of 31%.  The quarterly operating tax rate was approximately 28%.

Outlook

Commenting on the outlook for the Company, Prevost said, "Our consistently strong financial performance during fiscal 2010 and our solid execution over the last two years gives me great confidence in our strategy and our ability to achieve our long term financial targets.  We have a portfolio of leading technologies, an efficient manufacturing platform and a broad geographic footprint that will allow us to leverage the continued global demand recovery.  Our cash position and solid balance sheet will serve us well as we focus on growth over the coming years."

Earnings Call

The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on October 27, 2010.  The call can be accessed through Cabot's investor relations website at http://investor.cabot-corp.com.

Cabot Corporation, headquartered in Boston, Massachusetts, is a global specialty chemicals and performance materials company. Cabot's major products are carbon black, capacitor materials, fumed silica, cesium formate drilling fluids, inkjet colorants and aerogels.  The Company's website address is:  http://www.cabot-corp.com.

Forward-Looking Statements-  This earnings release contains forward-looking statements based on management's current expectations, estimates and projections.  All statements that address expectations or projections about the future (including our ability to meet our long-term financial targets), strategy for growth, market position, and expected financial results are forward-looking statements.  Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions.  Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Cabot, particularly its latest annual report on Form 10-K, could cause results to differ materially from those stated.  These factors include, but are not limited to changes in raw material costs; costs associated with the research and development of new products, including regulatory approval and market acceptance; competitive pressures; successful integration of structural changes, including restructuring plans, and joint ventures; the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier or customer operations.

Explanation of Terms Used-

The term "LIFO effect" includes two factors: (i) the impact of current inventory costs being recognized immediately in cost of goods sold ("COGS") under a last-in first-out ("LIFO") method, compared to the older costs that would have been included in COGS under a first-in first-out ("FIFO") method ("COGS impact"); and (ii) the impact of reductions in inventory quantities, causing historical inventory costs to flow through COGS ("liquidation impact").  The consolidated impact of using the LIFO method to value inventories in the US instead of the FIFO method for the fourth quarter of fiscal 2010 was a benefit of $5 million and is comprised of a favorable $6 million liquidation impact partially offset by an unfavorable $1 million COGS impact.  This compares to a $4 million unfavorable impact for the fourth quarter of fiscal 2009, comprised of an unfavorable $5 million COGS impact, partially offset by a favorable $1 million liquidation impact.  The term "quarterly operating tax rate" represents the tax rate on our recurring operating results.  This rate excludes discrete tax items, which are unusual and infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative rate adjustment and the impact of certain items on both operating income and tax provision.  The term "product mix" refers to the various types and grades, or mix, of products sold in a particular Business or Segment during the period, and the positive or negative impact of that mix on the revenue or profitability of the Business or Segment.

Use of Non-GAAP Financial Measures-  The preceding discussion of our results and the accompanying financial tables report adjusted EPS and adjusted ROIC and also include information on our reportable segment sales and segment (or business) operating profit before taxes ("PBT").   Adjusted EPS, adjusted ROIC and segment PBT are non-GAAP financial measures and are not intended to replace EPS and income (loss) from continuing operations before taxes, equity in net income of affiliated companies and noncontrolling  interest, respectively, the most directly comparable GAAP financial measures.  Both EPS and adjusted EPS are calculated on a diluted share basis.  In calculating adjusted EPS, adjusted ROIC and segment PBT, we exclude certain items, meaning items that are significant and unusual or infrequent and not believed to reflect the true underlying business performance, and, therefore, are not allocated to a segment's results or included in adjusted EPS or adjusted ROIC.  Further, in calculating segment PBT we include equity in net income of affiliated companies, royalties paid by equity affiliates and allocated corporate costs but exclude interest expense, foreign currency translation gains and losses, interest income, dividend income and unallocated corporate costs. Adjusted return on invested capital is calculated as income (loss) from continuing operations less after tax noncontrolling  interest in net income, after tax net interest expense and after tax certain items; divided by the previous five quarters' average of stockholders' equity plus noncontrolling  interest plus debt, less cash and after tax certain items. Our chief operating decision-maker uses adjusted EPS and adjusted ROIC to evaluate the performance of the Company in terms of profitability and the efficient use of capital employed without items management does not believe are indicative of the core earnings power of the Company.  Segment PBT is used to evaluate changes in the operating results of each segment before non-operating factors and before certain items and to allocate resources to the segments. We believe that these non-GAAP measures also assist our investors in evaluating the changes in our results and the Company's performance.  A reconciliation of adjusted EPS to EPS is shown in the table titled Certain Items and Reconciliations, and a reconciliation of total segment PBT to income (loss) from operations before taxes, equity in net income of affiliated companies and noncontrolling  interest is shown in the table titled Summary Results by Segments.  The certain items that are excluded from our calculation of adjusted EPS, adjusted ROIC and segment PBT are detailed in the table titled Certain Items and Reconciliations.

Fourth Quarter Earnings Announcement, Fiscal 2010

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2010	2009	2010	2009

Net sales and other operating revenues	$ 749	$ 610	$ 2,893	$ 2,243

Cost of sales	615	538	2,329	2,016

Gross profit	134	72	564	227

Selling and administrative expenses	57	51	246	211

Research and technical expenses	17	18	70	71
Income (loss) from operations	60	3	248	(55)

Other income and (expense)

Interest and dividend income	1	1	2	3

Interest expense	(10)	(7)	(40)	(30)

Other income and (expense)	—	(7)	(2)	(20)

Total other income and (expense)	(9)	(13)	(40)	(47)

Income (loss) from continuing operations before income taxes and equity in net income of affiliated companies	51	(10)	208	(102)

(Provision) benefit for income taxes	(16)	(1)	(46)	22

Equity in net income of affiliated companies, net of tax	2	3	7	5

Net income (loss) from continuing operations	37	(8)	169	(75)

Loss from discontinued operations, net of tax (A)	—	—	—	—

Net income (loss)	37	(8)	169	(75)

Net income (loss) attributable to noncontrolling interests, net of tax	2	3	15	2

Net income (loss) attributable to Cabot Corporation	$ 35	$ (11)	$ 154	$ (77)

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation

Continuing Operations (B)	$ 0.54	$ (0.19)	$ 2.35	$ (1.24)

Discontinued Operations (A), (B)	—	—	—	$ (0.01)

Net income (loss) attributable to Cabot Corporation (B)	$ 0.54	$ (0.19)	$ 2.35	$ (1.25)

Weighted average common shares outstanding
Diluted	65	63	64	63

(A) Amounts relate to legal settlements in connection with our discontinued operations.

 (B) Prior year earnings per share has been recast due to Cabot's adoption of an accounting pronouncement in the first quarter of fiscal 2010 that changes the methodology for allocating earnings among shareholders. Under this guidance, certain of Cabot's unvested share-based payment awards must be included in the earnings allocation process in computing earnings per share. This guidance has been applied retrospectively so that all periods are shown on a consistent basis.

Fourth Quarter Earnings Announcement, Fiscal 2010

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2010	2009	2010	2009

SALES

Core Segment	$ 479	$ 381	$ 1,854	$ 1,427
Rubber blacks (A)	430	347	1,677	1,287
Supermetals (A)	49	34	177	140

Performance Segment	196	184	783	620
Performance products (A)	130	119	531	410
Fumed metal oxides (A)	66	65	252	210

New Business Segment	24	19	88	67
Inkjet colorants	14	14	57	46
Aerogel	8	4	24	15
Superior MicroPowders	2	1	7	6

Specialty Fluids Segment	29	14	81	59

Segment sales (A)	728	598	2,806	2,173

Unallocated and other (A), (B)	21	12	87	70

Net sales and other operating revenues	$ 749	$ 610	$ 2,893	$ 2,243

SEGMENT PROFIT (LOSS)

Core Segment	$ 40	$ 18	$ 185	$ 33

Rubber blacks (A)	28	19	150	34
Supermetals (A)	12	(1)	35	(1)

Performance Segment (A)	29	28	130	41

New Business Segment	—	(2)	(2)	(10)

Specialty Fluids Segment	14	4	35	21

Total Segment Profit (Loss) (A), (C)	83	48	348	85

Interest expense	(10)	(7)	(40)	(30)
Certain items (D)	(11)	(36)	(52)	(103)
Unallocated corporate costs	(9)	(6)	(39)	(28)
General unallocated expense (A), (E)	-	(6)	(2)	(21)
Less: Equity in net income of affiliated companies, net of tax	(2)	(3)	(7)	(5)

Income (loss) from continuing operations before income taxes and equity in net income of affiliated companies	51	(10)	208	(102)

(Provision) benefit for income taxes	(16)	(1)	(46)	22

Equity in net income of affiliated companies, net of tax	2	3	7	5

Net income (loss) from continuing operations	37	(8)	169	(75)

Loss from discontinued operations, net of tax (F)	—	—	—	—

Net income (loss)	37	(8)	169	(75)

Net income (loss) attributable to noncontrolling interests, net of tax	2	3	15	2

Net income (loss) attributable to Cabot Corporation	$ 35	$ (11)	$ 154	$ (77)

Diluted earnings (loss) per share of common stock

Continuing Operations (G)	$ 0.54	$ (0.19)	$ 2.35	$ (1.24)

Discontinued Operations (F), (G)	—	—	—	(0.01)

Net income (loss) attributable to Cabot Corporation (G)	$ 0.54	$ (0.19)	$ 2.35	$ (1.25)

Weighted average common shares outstanding

Diluted	65	63	64	63

(A)   Beginning with the third quarter of fiscal 2010, management no longer allocates its corporate adjustment for unearned revenue to its segments.  Therefore, unearned revenue and cost of sales related to unearned revenue, which had been allocated to Segment Sales and Segment Profit (Loss) in prior periods, have been reclassified to "Unallocated and other" and "General unallocated expense".  Prior periods have been recast to conform to the new allocation method. This change had an immaterial impact on segment profit (loss) for all periods presented.

(B)   Unallocated and other reflects royalties paid by equity affiliates, other operating revenues, external shipping and handling fees, and the impact of unearned revenue as discussed in note (A) above.

(C)   Segment profit is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalty income, and allocated corporate costs.

(D) Details of certain items are presented in the Certain Items and Reconciliations table.

(E) General unallocated expense includes foreign currency transaction gains (losses), interest income, dividend income, and the profit related to unearned revenue as discussed in note (A) above.

(F) Amounts relate to legal settlements in connection with our discontinued operations.

(G)   Prior year earnings per share has been recast due to Cabot's adoption of an accounting pronouncement in the first quarter of fiscal 2010 that changes the methodology for allocating earnings among shareholders.  Under this guidance, certain of Cabot's unvested share-based payment awards must be included in the earnings allocation process in computing earnings per share.  This guidance has been applied retrospectively so that all periods are shown on a consistent basis.

Fourth Quarter Earnings Announcement, Fiscal 2010

CABOT CORPORATION CONSOLIDATED FINANCIAL POSITION

	September 30,	September 30,
	2010	2009
Dollars in millions, except share and per share amounts	(unaudited)	(audited)

Current assets:

Cash and cash equivalents	$ 388	$ 304
Short-term marketable securities	1	1
Accounts and notes receivable, net of reserve for doubtful accounts of $4 and $6	575	452
Inventories:
Raw materials	121	118
Work in process	38	44
Finished goods	178	165
Other	36	31
Total inventories	373	358
Prepaid expenses and other current assets	71	53
Deferred income taxes	33	32
Total current assets	1,441	1,200

Investments:
Equity affiliates	61	60
Long-term marketable securities and cost investments	1	1
Total investments	62	61

Property, plant and equipment	2,943	3,000
Accumulated depreciation and amortization	(1,968)	(1,988)
Net property, plant and equipment	975	1,012

Goodwill	39	37
Intangible assets, net of accumulated amortization of $12 and $11	4	2
Assets held for rent	40	43
Deferred income taxes	246	235
Other assets	83	86

Total assets	$ 2,890	$ 2,676

Fourth Quarter Earnings Announcement, Fiscal 2010

CABOT CORPORATION CONSOLIDATED FINANCIAL POSITION

	September 30,	September 30,
	2010	2009
Dollars in millions, except share and per share amounts	(unaudited)	(audited)

Current liabilities:

Notes payable to banks	$ 29	$ 29
Accounts payable and accrued liabilities	447	407
Income taxes payable	35	31
Deferred income taxes	5	5
Current portion of long-term debt	23	5
Total current liabilities	539	477

Long-term debt	600	623
Deferred income taxes	10	11
Other liabilities	326	328

Stockholders' equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and outstanding: None and none	—	—
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 65,429,916 and 65,401,485 shares	65	65
Outstanding: 65,370,220 and 65,309,155 shares
Less cost of 59,696 and 92,330 shares of common treasury stock	(2)	(2)
Additional paid-in capital	45	18
Retained earnings	1,125	1,018
Deferred employee benefits	(20)	(25)
Accumulated other comprehensive income	87	60
Total Cabot Corporation stockholders' equity	1,300	1,134
Noncontrolling interests	115	103
Total equity	1,415	1,237
Total liabilities and equity	$ 2,890	$ 2,676

CABOT CORPORATION
	Fiscal 2009					Fiscal 2010
In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Core Segment	$ 440	$ 294	$ 312	$ 381	$ 1,427	$ 445	$ 446	$ 484	$ 479	$ 1,854
Rubber blacks (A)	394	272	274	347	1,287	399	411	437	430	1,677
Supermetals (A)	46	22	38	34	140	46	35	47	49	177
Performance Segment	151	133	152	184	620	187	200	200	196	783
Performance products (A)	100	91	100	119	410	126	138	137	130	531
Fumed metal oxides (A)	51	42	52	65	210	61	62	63	66	252
New Business Segment	18	16	14	19	67	17	22	25	24	88
Inkjet colorants	13	9	10	14	46	14	14	15	14	57
Aerogel	4	5	2	4	15	2	6	8	8	24
Superior MicroPowders	1	2	2	1	6	1	2	2	2	7
Specialty Fluids Segment	15	11	19	14	59	15	15	22	29	81
Segment Sales (A)	624	454	497	598	2,173	664	683	731	728	2,806
Unallocated and other (A), (B)	28	16	14	12	70	15	29	22	21	87

Net sales and other operating revenues	$ 652	$ 470	$ 511	$ 610	$ 2,243	$ 679	$ 712	$ 753	$ 749	$ 2,893

Segment Profit (Loss)
Core Segment	$ 25	$ (24)	$ 14	$ 18	$ 33	$ 49	$ 41	$ 55	$ 40	$ 185
Rubber blacks (A)	21	(17)	11	19	34	43	38	41	28	150
Supermetals (A)	4	(7)	3	(1)	(1)	6	3	14	12	35
Performance (A)	3	—	10	28	41	34	32	35	29	130
New Business Segment	(3)	(1)	(4)	(2)	(10)	(3)	1	—	—	(2)
Specialty Fluids Segment	4	4	9	4	21	5	5	11	14	35
Total Segment Profit (Loss) (A), (C)	29	(21)	29	48	85	85	79	101	83	348

Interest expense	(9)	(8)	(6)	(7)	(30)	(9)	(11)	(10)	(10)	(40)
Certain items (D)	(2)	(46)	(19)	(36)	(103)	(17)	(9)	(15)	(11)	(52)
Unallocated corporate costs	(7)	(8)	(7)	(6)	(28)	(11)	(10)	(9)	(9)	(39)
General unallocated expense (A), (E)	(8)	(8)	1	(6)	(21)	(3)	(3)	4	-	(2)
Less: Equity in net income of affiliated companies, net of tax	(2)	—	—	(3)	(5)	(3)	(1)	(1)	(2)	(7)

Income (loss) from continuing operations before income taxes and
equity in net income of affiliated companies	1	(91)	(2)	(10)	(102)	42	45	70	51	208
(Provision) benefit for income taxes	(1)	31	(7)	(1)	22	(11)	1	(20)	(16)	(46)
Equity in net income of affiliated companies, net of tax	2	—	—	3	5	3	1	1	2	7

Net income (loss) from continuing operations	2	(60)	(9)	(8)	(75)	34	47	51	37	169

Loss from discontinued operations, net of tax (F)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	2	(60)	(9)	(8)	(75)	34	47	51	37	169

Net (loss) income attributable to noncontrolling interests, net of tax	(2)	(2)	3	3	2	5	4	4	2	15

Net income (loss) attributable to Cabot Corporation	$ 4	$ (58)	$ (12)	$ (11)	$ (77)	$ 29	$ 43	$ 47	$ 35	$ 154

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation

Continuing operations (G)	$ 0.06	$ (0.93)	$ (0.18)	$ (0.19)	$ (1.24)	$ 0.44	$ 0.65	$ 0.72	$ 0.54	$ 2.35

Discontinued operations (F), (G)	—	—	(0.01)	—	(0.01)	—	—	—	—	—

Net income (loss) attributable to Cabot Corporation (G)	$ 0.06	$ (0.93)	$ (0.19)	$ (0.19)	$ (1.25)	$ 0.44	$ 0.65	$ 0.72	$ 0.54	$ 2.35

Weighted average common shares outstanding
Diluted	63	63	63	63	63	64	64	64	65	64

(A)  Beginning with the third quarter of fiscal 2010, management no longer allocates its corporate adjustment for unearned revenue to its segments.  Therefore, unearned revenue and cost of sales related to unearned revenue, which had been allocated to Segment Sales and Segment Profit (Loss) in prior periods, have been reclassified to "Unallocated and other" and "General unallocated expense".  Prior periods have been recast to conform to the new allocation method. This change had an immaterial impact on segment profit (loss) for all periods presented.

(B)  Unallocated and other reflects royalties paid by equity affiliates, other operating revenues, external shipping and handling fees, and the impact of unearned revenue as discussed in note (A) above.

(C)  Segment profit is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalty income, and allocated corporate costs.

(D) Details of certain items are presented in the Certain Items and Reconciliations table.
(E) General unallocated expense includes foreign currency transaction gains (losses), interest income, dividend income, and the profit related to unearned revenue as discussed in note (A) above.
(F) Amounts relate to legal settlements in connection with our discontinued operations.

(G)   Prior year earnings per share has been recast due to Cabot's adoption of an accounting pronouncement in the first quarter of fiscal 2010 that changes the methodology for allocating earnings among shareholders.  Under this guidance, certain of Cabot's unvested share-based payment awards must be included in the earnings allocation process in computing earnings per share.  This guidance has been applied retrospectively so that all periods are shown on a consistent basis.

Fourth Quarter Earnings Announcement, Fiscal 2010

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATIONS

CERTAIN ITEMS:
Periods ended September 30	Three Months				Twelve Months
Dollars in millions, except per share amounts (unaudited)	2010	2010	2009	2009	2010	2010	2009	2009
	$	per share(A)	$	per share(A)	$	per share(A)	$	per share(A)

Certain items before income taxes

Environmental reserves and legal settlements	$ (1)	$ (0.01)	$ (7)	$ (0.07)	$ (3)	$ (0.03)	$ (7)	$ (0.07)

Executive transition costs	-	-	(4)	(0.04)	-	-	(4)	(0.04)

Recovery of previously impaired investment	-	-	-	-	1	0.01	-	-

Long-lived asset impairment (B)	-	-	-	-	(2)	(0.02)	-	-

Reserve for respirator claims	(2)	(0.02)	-	-	(2)	(0.02)	-	-

Write-down of impaired investments	-	-	-	-	-	-	(1)	(0.01)

Restructuring initiatives:

- 2009 Global	(6)	(0.06)	(25)	(0.36)	(30)	(0.38)	(89)	(1.23)

- Closure of Thane, India Facility	(2)	(0.03)	-	-	(16)	(0.25)

- Other	-	-	-	-	-	-	(2)	(0.02)

Total certain items	(11)	(0.12)	(36)	(0.47)	(52)	(0.69)	(103)	(1.37)

- Discontinued operations (C)	-	-	-	-	-	-	-	(0.01)

Total certain items and discontinued operations	(11)	(0.12)	(36)	(0.47)	(52)	(0.69)	(103)	(1.38)

Tax impact of certain items and discontinued operations	2		7	-	7		17	-

Total certain items after tax	$ (9)	$ (0.12)	$ (29)	$ (0.47)	$ (45)	$ (0.69)	$ (86)	$ (1.38)

Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2010	2009	2010	2009

Statement of Operations Line Item

Cost of sales	$ (13)	$ (32)	$ (38)	$ (91)

Selling and administrative expenses	2	(4)	(14)	(10)

Research and technical expenses	-	-	-	(2)

Total certain items	$ (11)	$ (36)	$ (52)	$ (103)

NON-GAAP MEASURE:
Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2010	2009	2010	2009
	per share(A)	per share(A)	per share(A)	per share(A)
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$ 0.54	$ (0.19)	$ 2.35	$ (1.25)
Less: Net loss per share from discontinued operations	-	-	-	(0.01)
Net income (loss) per share from continuing operations	$ 0.54	$ (0.19)	$ 2.35	$ (1.24)
Less: Certain items per share	(0.12)	(0.47)	(0.69)	(1.37)
Adjusted earnings (loss) per share	$ 0.66	$ 0.28	$ 3.04	$ 0.13

(A) Per share amounts are calculated after tax.
(B) Land related to former carbon black site.
(C) Amounts relate to legal settlements in connection with our discontinued operations.

CONTACT:  Susannah Robinson, Director, Investor Relations, Cabot Corporation, +1-617-342-6129, susannah_robinson@cabot-corp.com